UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

February 9, 2009 (February 5, 2009)

SPECTRUM BRANDS, INC.
(Exact name of registrant as specified in its charter)

Wisconsin	001-13615	22-2423556
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Six Concourse Parkway, Suite 3300 Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

(770) 829-6200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 3, 2009, Spectrum Brands, Inc. (the "Company") announced that it and its United States subsidiaries (together with the Company, collectively, the "Debtors") filed voluntary petitions in the United States Bankruptcy Court for the Western District of Texas (the "Bankruptcy Court") seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code").

On February 5, 2009, the Company received interim approval from the Bankruptcy Court (the "Interim Financing Order") to access new financing pursuant to a $235 million senior secured debtor-in-possession revolving credit facility (the "DIP Facility").  The DIP Facility is being provided pursuant to a Ratification and Amendment Agreement with Wachovia Bank, National Association, as administrative and collateral agent (the "Agent"), and certain of the existing lenders under the Company's senior secured asset-based revolving loan facility (the "ABL Facility"), with a participating interest from certain holders of the Company's senior subordinated notes, representing, in the aggregate, approximately 70% of the face value of the Company's outstanding notes (the "Significant Noteholders").  The Ratification and Amendment Agreement amends the Company's existing credit agreement and the guarantee and collateral agreement governing the ABL Facility (such credit agreement as so amended, the "DIP Credit Agreement").  The DIP Facility consists of (a) revolving loans (the "Revolving Loans"), with a portion available for letters of credit and a portion available as swing line loans, in each case subject to the terms and limits described therein, and (b) a supplemental loan (the "Supplemental Loan"), in the form of an asset-based revolving loan, in an amount up to $45 million.

The Revolving Loans may be drawn, repaid and reborrowed without premium or penalty.  The Supplemental Loan shall be repaid after payment in full of the Revolving Loans and all other obligations due and payable under the DIP Facility.  The proceeds of borrowings under the DIP Facility are to be used for costs, expenses and fees in connection with the DIP Facility, for working capital of the Company and its subsidiaries' restructuring costs and other general corporate purposes, in each case consistent with a budget.  Proceeds from the Supplemental Loan shall be used by the Company consistent with the budget, including, without limitation, to repay a portion of the revolving loans outstanding as of the filing of the Bankruptcy Cases.

The DIP Facility carries an interest rate, at the Company’s option, of either (a) the base rate plus 3.50% per annum or (b) the reserve-adjusted LIBOR rate (the "Eurodollar Rate") plus 4.50% per annum, except that the Supplemental Loan carries an interest rate, payable in cash, equal to the Eurodollar Rate plus 14.50% per annum.  No amortization will be required with respect to the DIP Facility.  For purposes of the Revolving Loans, the Eurodollar Rate shall at no time be less than 3.50%.  For purposes of the Supplemental Loans, the Eurodollar Rate shall at no time be less than 3.00%.

The DIP Facility will mature on the earliest of (a) February 5, 2010, (b) 45 days after the entry of the Interim Financing Order if the final financing order has not been entered prior to the expiration of such 45 day period, (c) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which shall be no later than the "effective date") of a plan of reorganization filed in the Chapter 11 cases that is confirmed pursuant to an order entered by the Bankruptcy Court or (d) the termination of the commitment with respect to the DIP Facility.

The Supplemental Loan will mature on the earliest of (a) February 5, 2010, (b) 45 days after the entry of the Interim Financing Order if the final financing order, in form and substance satisfactory to the Supplemental Loan participants, has not been entered prior to the expiration of such 45-day period, (c) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which shall be no later than the "effective date") of a plan of reorganization filed in the Chapter 11 cases that is confirmed pursuant to an order entered by the Bankruptcy Court, such plan and order on terms and conditions satisfactory to the Supplemental Loan participants or (d) the termination of the commitment with respect to the DIP Facility; provided that if certain exit conditions are satisfied prior to the maturity of the Supplemental Loan pursuant to clauses (a) through (d) above, the maturity of the Supplemental Loan shall be automatically extended to March 31, 2012.

As collateral security for the performance, observance and payment in full of all of the obligations (including pre-petition obligations and the post-petition obligations), Agent has valid, enforceable and perfected first priority and senior security interests in and liens upon all pre-petition collateral granted under the Company's guarantee and collateral agreement with respect to the ABL Facility, as well as valid and enforceable first priority and senior security interests in and liens upon all post-petition collateral granted to Agent, for the benefit of itself and the other secured parties, under the Interim Financing Order, subject only to liens or encumbrances that were expressly permitted under the ABL Facility and any other liens or encumbrances expressly permitted by any financing order that may have priority over the liens in favor of Agent and the secured parties.

The DIP Credit Agreement contains various representations and warranties and covenants, including, without limitation, enhanced collateral reporting, a maximum variance to budget covenant and other provisions directly relating to the Bankruptcy Cases.  The DIP Credit Agreement also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.  If an event of default occurs and is continuing, amounts outstanding due under the DIP Facility may be accelerated and the rights and remedies of the lenders under the DIP Facility available under the applicable loan documents may be exercised, including rights with respect to the collateral securing obligations under the DIP Facility.

The Significant Noteholders are also party to that certain restructuring support agreement entered into with the Company on February 3, 2009 in connection with the Chapter 11 cases.

Item 8.01. Other Events.

On February 6, 2009, the Bankruptcy Court entered an order on an interim basis (the "Interim Trading Order") granting the Debtors' motion to require beneficial owners of substantial amounts of the Company's common stock to provide notice of their holdings and restrict, in specified circumstances and subject to specified terms and conditions, acquisitions or dispositions of the Company's common stock by a Substantial Shareholder (as defined below) (the "Common Stock Notice and Transfer Requirements").  The objection deadline to the Interim Trading Order is February 27, 2009.  The Bankruptcy Court also scheduled a hearing to consider approval of the final order to be held on March 4, 2009.

Under the Common Stock Notice and Transfer Requirements, each "Substantial Shareholder" must provide the Debtors, the Debtors' counsel and the Bankruptcy Court advance notice (a "Transfer Notice") of its intent to buy or sell common stock (including options to acquire the Company's common stock, as further specified in the Interim Trading Order) prior to effectuating any such purchase or sale.  A "Substantial Shareholder" under the Interim Trading Order is a person or entity that beneficially owns or, as a result of a purchase or sale transaction, would beneficially own, at least 2,509,000 shares (including options to acquire shares, as further specified in the Interim Trading Order) of the Company's common stock, representing approximately 4.75% of all issued and outstanding shares of the Company's common stock as of February 5, 2009.  A person or entity that is or becomes a Substantial Shareholder must file with the Bankruptcy Court, and provide the Debtors and their counsel with, notification of such status on or before the later of (a) 25 days after the date of entry of the Interim Trading Order, or March 3, 2009, or (b) 10 days after becoming a Substantial Shareholder.

The Debtors requested the Common Stock Notice and Transfer Requirements to help identify and, where necessary, restrict potential trades of the Company's common stock that could negatively impact the Debtors' ability to preserve maximum availability of their net operating losses under Section 382 of the Internal Revenue Code of 1986, as amended.  Pursuant to the Interim Trading Order, the Debtors have 20 calendar days after receipt of a Transfer Notice to file any objections to the transfer with the Bankruptcy Court and serve notice on the Substantial Shareholder providing the notice.  If the Debtors file any such objections, the transfer would not become effective unless approved by a final and non-appealable order of the Bankruptcy Court.

The foregoing description of the Interim Trading Order does not purport to be complete and is qualified in its entirety by reference to the Interim Trading Order, a copy of which is attached as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.	Description

99.1	Interim Trading Order of the Bankruptcy Court, entered on February 6, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 9, 2009	SPECTRUM BRANDS, INC.

	By:	/s/ Anthony L. Genito
		Name:	Anthony L. Genito
		Title:	Executive Vice President, Chief Financial Officer and Chief Accounting Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Interim Trading Order of the Bankruptcy Court, entered on February 6, 2009